Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lamb Weston Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333 218742 and 333-214508) on Form S-8 of Lamb Weston Holdings, Inc. of our reports dated July 25, 2019, with respect to the consolidated balance sheets of Lamb Weston Holdings, Inc. as of May 26, 2019 and May 27, 2018, and the related combined and consolidated statements of earnings, comprehensive income (loss), stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended May 26, 2019, and the related notes and consolidated financial statement schedule (collectively, the “combined and consolidated financial statements”), and the effectiveness of internal control over financial reporting as of May 26, 2019, which reports appear in the fiscal year ended May 26, 2019 annual report on Form 10 K of Lamb Weston Holdings, Inc.

Our report on the combined and consolidated financial statements refers to a change in the Company’s method of accounting for revenue for the fiscal year ended May 26, 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective May 28, 2018.

Our report dated July 25, 2019, on the effectiveness of internal control over financial reporting as of May 26, 2019, expresses our opinion that Lamb Weston Holdings, Inc. did not maintain effective internal control over financial reporting as of May 26, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

There was an ineffective information technology general control (ITGC) in the area of application support team access to an information technology system (IT System) that supports process controls and information used in the Company’s financial reporting processes. As a result of this ITGC deficiency, automated controls that depend on the effective operation of the ITGCs and manual business process controls that are dependent upon the completeness and accuracy of information derived from the affected IT system were also considered ineffective. This control deficiency was a result of ineffective communication of internal control responsibilities that prevented the timely termination of temporary access to the IT System that was granted to certain authorized members of the Company’s application support team.

/s/ KPMG LLP

Seattle, Washington
July 25, 2019